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                                                                     Exhibit 2.3

                      SETTLEMENT AND LIQUIDATION AGREEMENT

THIS SETTLEMENT AND LIQUIDATION AGREEMENT (THE "AGREEMENT") IS ENTERED INTO BY OPEN PLAN SYSTEMS INC. REPRESENTED BY LIC. RAFAEL AROZARENA CORREA (REFERRED TO HEREIN AS "OPS") AND SERVICIOS DE INSTALACION DE MOBILIARIO Y ALFOMBRA, S.A. DE C.V. REPRESENTED BY MR. JAIME SOTO MIRANDA (REFERRED TO HEREIN AS "SIMA"), AND JAIME SOTO MIRANDA ON ITS OWN BEHALF UNDER THE FOLLOWING DECLARATIONS AND
CLAUSES:

                                  DECLARATIONS

I.   OPS declares through its legal representative that:

          a) It is a North American company established and existing under the laws of the United States of America and its representatives, Messrs. Rafael Arozarena and Arturo Munoz Paz, have the necessary authority to represent OPS under the terms of this Agreement, in accordance with Deed No. 46,955 dated February 14, 2002 given under faith of Lic. Javier del Valle Palazuelos, Public Notary No. 61 del D.F.

          b) On January 14, 2000, OPS signed with SIMA an agreement of co-investment (the "Joint Venture Agreement") in which the parties agreed to create one Sociedad de Responsabilidad Limitada de Capital Variable, of which 80% of the capital would be provided by OPS and 20% of the capital would be provided by SIMA.

          c) Under public deed 57,462 dated January 17, 2000, granted before Lic. Miguel Alessio Robles Notary 19 of Mexico City, Open Plan Systems, S. de R.L. de C.V. ("Systems Sub"), was incorporated. OPS subscribed and funded 80% of the capital of Systems Sub through payments and loans and SIMA subscribed and funded the remaining 20% of the capital of Systems Sub by providing various items of equipment to the Systems Sub.

          d) Under public deed 57,463 dated January 17, 2000, granted before Lic. Miguel Alessio Robles Notary 19 of Mexico City, Open Plan Servicios, S. de R.L. de C.V. ("Service Sub"), was incorporated. OPS subscribed and funded 80% of the capital of Service Sub through payments and loans and SIMA subscribed and funded the remaining 20% of the capital of Service Sub by providing various items of equipment to the Service Sub.

          e) It is the intention of OPS to execute this Agreement under the terms and conditions, described below.

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II.  SIMA declares through its representative that:

     a) It is a partnership legally formed under the Ley General de Sociedades Mercantiles, and its representative, Jaime Soto Miranda, has the necessary authority to obligate it which has not been revoked nor restricted in any form, which is described in the public deed No. 57,461 dated January 17, 2000, presented before Lic. Miguel Alessio Robles, Notary No. 19 of Mexico City, which is exhibited before said Notary who ratifies this agreement.

     b) On January 14, 2000, OPS signed an agreement of co-investment (the "Joint Venture Agreement") in which the parties agreed to create two Sociedad de Responsabilidad Limitada de Capital Variable, of which 80% of the capital would be provided by OPS and 20% of the capital would be provided by SIMA.

     c) Under public deed 57,462 dated January 17, 2000, granted before Lic. Miguel Alessio Robles Notary 19 of Mexico City, Open Plan Systems, S. de R.L. de C.V. ("Systems Sub"), was incorporated. OPS subscribed and funded 80% of the capital of Systems Sub through payments and loans and SIMA subscribed and funded the remaining 20% of the capital of Systems Sub by providing various items of equipment to the Systems Sub.

     d) Under public deed 57,463 dated January 17, 2000, granted before Lic. Miguel Alessio Robles Notary 19 of Mexico City, Open Plan Servicios,
          S. de R.L. de C.V. ("Service Sub"), was incorporated. OPS subscribed and funded 80% of the capital of Service Sub through payments and loans and SIMA subscribed and funded the remaining 20% of the capital of Service Sub by providing various items of equipment to the Service Sub.

     e) Under petition dated November 27, 2001, a mercantile ordinary judicial proceeding before Forty Seventh Judge of the Civil Court was initiated, with the file number 848/2001 Secretary "B", in which the following individuals RAFAEL AROZARENA CORREA, ARTURO MUNOZ PAZ, FERNANDO NORIEGA PINUELA, CRISTINA SANCHEZ JUAREZ, MIGUEL SOBERON MAINERO Y CARLOS ARTURO MATSUI SANTANA were duly summoned to trial.

     f) It is the intention of SIMA to execute this Agreement under the terms and conditions, described below.

III. Messrs. RAFAEL AROZARENA CORREA, ARTURO MUNOZ PAZ, FERNANDO NORIEGA PINUELA, CRISTINA SHCNEZ JUAREZ, MIGUEL SOBERON MAINERO AND CARLOS ARTURO MATSUI SANTANA declare:

a) That they are individuals of Mexican citizenship and appear to execute this agreement pursuant to being summoned to the proceeding referred in Declaration II(e) above.

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IV. Based on the above declarations, the parties agree to execute this Agreement according with the following:

                                     CLAUSES

FIRST.    The parties making mutual concessions with the purpose of carrying out the acts set forth in this Agreement and in order to terminate this proceeding execute this agreement, as represented by their authorized individual representatives, and agree to the following:

The parties wish to dissolve and liquidate Open Plan systems S. de R.L. de C.V. and Open Plan Services, S. de R.L: de C.V. (the "Companies"), as follows:

     a) The parties jointly agree to dissolve and liquidate the Companies. The parties have simultaneously executed the minutes of the extraordinary shareholders meetings of the Companies in which the dissolution and Liquidation is agreed. The parties agree not to initiate any new business and to cease all other business operations of the Companies effective as of the date of this Agreement. In accordance with Mexican law, the responsibilities of the General Directors and Board of Managers for the Companies will cease at the time this Agreement is executed by the parties.

     b) The parties jointly agree to designate C.P. Julio Freyssinier as liquidator of the Companies (the "Liquidator").

     c) The Liquidator will liquidate the Companies pursuant to the agreement and engagement letter signed by the parties and Liquidator dated February 13, 2002 (the "Engagement Letter"). The parties agree that OPS shall pay 80% of the liquidation fee and SIMA will pay 20% of the liquidation fee, as described in the Engagement Letter. The Liquidator shall complete the liquidation according to the liquidation schedule included in the Engagement Letter.

     d) The Liquidator will provide a written notice to the parties when the Companies are liquidated, at which time the provisions of Clause Fourth will become effective.

SECOND.   In his performance as Liquidator, C.P. Julio Freyssinier will perform the Liquidation in accordance with the following:

     a) The Liquidator will perform according to the relating articles of the Ley General de Sociedades Mercantiles. The parties agree that due to the fact that the parties consider C.P. Julio Freyssinier a person completely trustworthy, the parties approve as of this moment the final balance of said liquidations to be prepared by C.P. Julio Freyssinier.

     b) The Liquidator will analyze the unaudited financial statements corresponding to the third quarter and the fourth quarter of 2001 in accordance with the terms of the Engagement Letter. If during the liquidation process, OPS or SIMA require the Liquidator to perform activities beyond the scope of his responsibilites as described in

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          the Engagement Letter, but within the legal process, the Liquidator may conduct such activities with the prior consent of OPS and SIMA. If either party withholds such consent, the other party may elect to have the Liquidtor perform such additional activities and will assume the responsibility for the payment of the additional fees and/or expenses corresponding to such additional activities.

     c) As further stated in Section 3(c) of the Engagement Letter, the Liquidator will perform a review of the third and fourth quarter of year 2001, with the scope the Liquidator considers necessary under the circumstances and report unclear or irregular transactions (if any). If any unclear transactions are found by the Liquidator during such review, Jaime Soto Miranda shall promptly clarify such unclear transactions for the Liquidator. In addition, if there are any shortfalls in the books and records of the Companies based on such unclear transactions, Jaime Soto Miranda shall pay such respective amounts in full in cash to the Companies, at which time OPS waives any rights it may have to pursue Jaime Soto Miranda or SIMA for such shortfalls.

          The Liquidator will advise the parties in writing when his review is completed and all shortfalls discovered during his review (if any) have been paid in full in cash, at which time Jaime Soto's responsibilities under this clause will cease.

     d) In order to end the social operations of the Companies, the Liquidator will receive the help of Jaime Soto Miranda and OPS, obtaining the best benefit for the liquidated companies.

     e) Once the final balance from the liquidation is finalized by the Liquidator, the remaining assets (if any) shall be distributed by the Liquidator to the parties, with 80% of the remaining assets to be paid to OPS and 20% of the remaining assets to be paid to SIMA.

THIRD.    The parties agree that the designation of C.P. Julio Freyssinier as
Liquidator is unanimous and no other additional liquidator shall be named nor any other individual shall substitute him, unless it is mutually agreed by the parties. The parties further agree that the terms and conditions set forth above for the Liquidation shall be adopted by the Liquidator and are obligatory and binding for the parties. In addition to approving as of this moment the final balance of said liquidations to be prepared by C.P. Julio Freyssinier, the parties agree that all decisions and notices by the Liquidator under this Agreement shall be binding on the parties.

FOURTH:   The parties agree that, from the date of this Agreement until the date the parties receive the Liquidator notice described in Clause First (d), the parties shall stay or suspend all existing judicial procedures against each other, and will not initiate any judicial procedures against each other pursuant to the Joint Venture Agreement, the meeting of the Partners of the Companies held September 19, 2001 or any other procedures except such judicial procedures that may arise due to a breach of this Agreement.

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As of the date of the Liquidator notice described in Clause First (d), the Joint
Venture Agreement and the stayed or suspended existing judicial procedures and actions will be terminated and the parties terminate and waive any right to file any other procedures and actions except such judicial procedures and actions that may arise due to a breach of this Agreement.

Notwithstanding the previous sentences in this Clause Fourth, a party may revive and enforce any stayed or suspended judicial proceedings and it may initiate judicial procedures against the other pursuant to the Joint Venture Agreement, the meeting of the Partners of the Companies held September 19, 2001 or any other judicial procedures at any time after (1) That the Liquidator notifies the parties in writing that the other party has violated Clause Fifth of this agreement; or (2) That a court of competent jurisdiction issues a final nonappealable order determining that the other party has breached any other Clause of this Agreement.

The parties agree that no later than 30 days after their receipt of the Liquidator notice described in Clause First (d), they will file all necessary documents and take all necessary actions which are required to terminate any stayed or suspended judicial procedures against each other. If a party fails to comply with the preceding sentence, any other party may rescind this agreement or execute the fulfillment of this agreement through any judicial means necessary. The parties will pay for their own fees and expenses necessary to terminate the above referred procedures and the Joint Venture Agreement. In this case the parties waive to any right to damages and injuries, expenses and costs generated in their favor against of the other for the termination of the judicial or extrajudicial proceedings.

FIFTH:    Jaime Soto Miranda agrees to provide the Liquidator with all books, records, papers and other documents requested by the Liquidator, and Jaime Soto, OPS and SIMA will make themselves available to the Liquidator for any request by the Liquidator and will otherwise cooperate fully with the Liquidator. The Liquidator shall notify the parties in writing if the Liquidator determines that either party has violated this Clause Fifth.

SIXTH: The parties agree that any labor contingency will be adopted by SIMA or a third company designated by Jaime Soto Miranda, and any payments required under Mexican law will be paid by SIMA or Jaime Soto. SIMA and Jaime Soto will hold OPS harmless from any and all claims, liabilities, damages, losses or expenses arising out of or in connection with any labor contingencies.

SEVENTH: For purposes of this Agreement, the parties designate as their domiciles the following:

SIMA Y JAIME SOTO MIRANDA                            OPS
Bosque de Duraznos No. 65-308                Noriega y Escobedo, A.C.
Col. Bosques de las Lomas                    Sierra Mojada No. 626
11700-Mexico, D.F.                           Col. Lomas Barrilaco
Att'n: Lic. Alfonso Diaz                     11010-Mexico, D.F.
                                             Att'n: Lic. Rafael Arozarena Correa

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EIGHTH:   Both parties declare that in virtue that this agreement does not have clauses in opposition to the moral or to the good manners, this agreement is approved with authority of matter decided and final judgement for all legal effects.

NINTH:    For the interpretation and fulfillment of this Agreement, the parties submit themselves to the competence and jurisdiction of the courts in Mexico City, waiving any other jurisdiction.

TENTH:    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

The parties agree with the terms and conditions set forth above, and sign this Agreement the 18th day of February, 2002.

         OPEN PLAN SYSTEMS, INC.                          SERVICIOS DE INSTALACION
                                                          DE MOBILIARIO Y ALFOMBRA,
                                                          S.A. DE C.V.

    /s/ Rafael Arozarena Correa                      /s/ Jaime Soto Miranda
-------------------------------------------      -------------------------------------------
By: Rafael Arozarena Correa, Representative      By: Jaime Soto Miranda, Representative

                                                          JAIME SOTO MIRANDA

                                                     /s/ Jaime Soto Miranda
                                                 -------------------------------------------
                                                 By: Jaime Soto Miranda, individually

         RAFAEL AROZARENA CORREA                          ARTURO MUNOZ PAZ

    /s/ Rafael Arozarena Correa                      /s/ Arturo Munoz Paz
-------------------------------------------      -------------------------------------------
By:Rafael Arozarena Correa, individually         By: Arturo Munoz Paz, individually

                 FERNANDO NORIEGA PINUELA                 CRISTINA SHCNEZ JUAREZ

   /s/ Fernando Noriega Pinuela                      /s/ Cristina Shcnez Juarez
-------------------------------------------      -------------------------------------------
By:Fernando Noriega Pinuela, individually        By: Cristina Shcnez Juarez, individually

               MIGUEL SOBERON MAINERO                     CARLOS ARTURO MATSUI SANTANA

     /s/ Miguel Soberon Mainero                      /s/ Carlos Arturo Matsui Santana
-------------------------------------------      -------------------------------------------
By:  Miguel Soberon Mainero, individually        By: Carlos Arturo Matsui Santana, individually

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